PROSPECTUS SUPPLEMENT	Filed Pursuant to Rule 424(b)(3)
(To Prospectus dated July 7, 2004)	Registration No. 333-112764
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Stratus Technologies, Inc.

OFFER TO EXCHANGE

All Outstanding $170,000,000 in 10.375% Senior Notes due 2008

for

New 10.375% Senior Notes due 2008

Which Have Been Registered Under the Securities Act of 1933

Fully and Unconditionally Guaranteed as to payment of principal and interest by

Stratus Technologies International, S.à r.l.

Stratus Equity S.à r.l.

Stratus Technologies Bermuda Ltd.

Stratus Technologies Ireland Limited

Stratus Research and Development Limited

SRA Technologies Cyprus Limited

Cemprus Technologies, Inc.

Cemprus, LLC

This Prospectus Supplement supplements and amends our Prospectus dated July 7, 2004 (the “Prospectus”) relating to the offer to exchange (the “Exchange Offer”) an aggregate principal amount of $170,000,000 of our outstanding 10.375% Senior Notes due 2008 (the “Outstanding Notes”) that were issued on November 18, 2003 for new 10.375% Senior Notes due 2008 that have been registered under the Securities Act of 1933, as amended. Capitalized terms not otherwise defined herein shall have the meanings given to them in the Prospectus.

The disclosure in the Prospectus set forth under the headings “The Exchange Offer” and “Business” is supplemented by adding the following recent developments, which previously were disclosed in the Form 6-K filed by Stratus Technologies International,

S.à r.l. with the Securities and Exchange Commission on August 19, 2004:

The current Exchange Offer, scheduled to expire at 5:00 p.m. EDT on August 18, 2004, has been extended until 5:00 p.m. EDT on September 1, 2004. Tenders with respect to $170,000,000 aggregate principal amount of the Outstanding Notes, which represents 100% of the total outstanding principal amount of the Outstanding Notes, were received as of August 18, 2004.

In addition, we have identified and are currently reviewing certain customer transactions for which revenue was recognized and reported in the consolidated financial statements of Stratus Technologies International, S.à r.l. for fiscal 2004 and the first quarter of fiscal 2005. The accounting issues identified in these transactions relate to the timing of the recording of revenue, and not whether the sales can be recorded as revenue. For these transactions, the products for which we have recognized revenue have been delivered, are currently in use by our customers in their operations and have either been paid for or are expected to be paid for in the ordinary course. We are reassessing the appropriate periods in which the revenue for these transactions should be recognized. While we do not expect this review to result in changes to historical cash flow, it is likely that some or all of the revenue recorded for these transactions in previous financial periods could be deferred to future periods, thereby affecting the consolidated financial statements of Stratus Technologies International, S.à r.l. for fiscal 2004 and the first quarter of fiscal 2005 and resulting in a restatement for those periods. We are working with our internal auditors, Ernst & Young, and our independent auditors, PricewaterhouseCoopers, on this detailed review of prior period revenue transactions, their potential impact on revenue, cost of goods sold and inventory and our internal controls generally. At this time, we do not have an anticipated date for the completion of our review or the release of any appropriate restated financial results. Accordingly, pending completion of this review, the consolidated financial statements of Stratus Technologies International, S.à r.l. for fiscal 2004 and the first quarter of fiscal 2005 should not be relied upon as an accurate reflection of our financial results for these periods.

Any statement contained in the Prospectus shall be deemed to be modified or superseded to the extent that information in this Prospectus Supplement modifies or supersedes such statement. Any statement that is modified or superseded shall not be deemed to constitute a part of the Prospectus except as modified or superseded by this Prospectus Supplement.

This Prospectus Supplement should be read in conjunction with, and may not be delivered or utilized without, the Prospectus. This Prospectus Supplement is qualified by reference to the Prospectus, except to the extent that information contained in this Prospectus Supplement supersedes the information contained therein.

This investment involves risks. See the section entitled “Risk Factors” beginning on page 17 of the attached Prospectus for a discussion of the risks that you should consider prior to tendering your Outstanding Notes for exchange.

Neither the Securities and Exchange Commission nor any state securities and exchange commission has approved or disapproved these securities or passed upon the adequacy or the accuracy of this prospectus, as supplemented. Any representation to the contrary is a criminal offense.

Prospectus Supplement dated September 1, 2004.